SCHEDULE 14A
                               (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934 (Amendment No.   )

Filed by the Registrant (x)

Filed by a Party other than the Registrant ( )

Check the appropriate box:

( )  Preliminary Proxy Statement
( )  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2)
(x)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    GRAHAM-FIELD HEALTH PRODUCTS, INC.
- ---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


- ---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
( )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(i)(2) or from Item 22(a)(2) of Schedule 14A.
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     1)   Title of each class of securities to which transaction applies:


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     2)   Aggregate number of securities to which transaction applies:


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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


          ----------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:


          -----------------------------------------------------------------

     5)   Total fee paid:


          -----------------------------------------------------------------

     ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:


          -----------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:


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     3)   Filing Party:


          -----------------------------------------------------------------

     4)   Date Filed:


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


                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                              400 RABRO DRIVE EAST
                           HAUPPAUGE, NEW YORK 11788

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 18, 1996

    The Annual Meeting of Stockholders of Graham-Field Health Products, Inc. (the "Company") will be held in Room C (13th Floor) of Chemical Bank, 55 Water Street, New York, New York 10041 on Tuesday, June 18, 1996 at 11:00 A.M. to:

       (1) elect three Class III Directors of the Company to serve for a term of three years;

       (2) consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year;

       (3) transact such other business as may properly come before the Annual Meeting.

    Only stockholders of record at the close of business on May 3, 1996 are entitled to notice of and to vote at the Annual Meeting.

    Your attention is directed to the accompanying Proxy Statement.

                                          RICHARD S. KOLODNY
                                          Vice President, General
                                          Counsel and Secretary

Hauppauge, New York
May 13, 1996

STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH DOES NOT REQUIRE ANY UNITED STATES POSTAGE.

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                              400 RABRO DRIVE EAST
                           HAUPPAUGE, NEW YORK 11788

                                PROXY STATEMENT

    Proxies in the form enclosed are solicited by the Board of Directors of Graham-Field Health Products, Inc. (the "Company") for use at the 1996 Annual Meeting of Stockholders scheduled to be held on June 18, 1996. All properly executed proxies received prior to or at the Annual Meeting will be voted. If a proxy specifies how it is to be voted, it will be so voted. If no specification is made, it will be voted (1) for the election of the Board's nominees as directors, (2) for ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the current fiscal year, and (3) if other matters properly come before the Annual Meeting, in the discretion of either of the persons named in the proxy. Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company, by submitting a properly-executed subsequently dated proxy or by voting in person at the Annual Meeting.

    Holders of record of the common stock, par value $.025 per share (the "Common Stock"), of the Company at the close of business on the record date of May 3, 1996 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 14,111,153 shares of Common Stock issued and outstanding, each entitled to one vote. This Proxy Statement and the Annual Report of the Company for its fiscal year ended December 31, 1995 are being mailed on or about May 13, 1996 to all holders of Common Stock on May 3, 1996.

    As required under Section 231 of the Delaware General Corporation Law (the "DGCL"), the Company will, in advance of the Annual Meeting, appoint one or more Inspectors of Election to conduct the vote at the Annual Meeting. The Company may designate one or more persons as alternate Inspectors of Election to replace any Inspector of Election who fails to act. If no Inspector or alternate Inspector is able to act at the Annual Meeting, the person presiding at the Annual Meeting will appoint one or more Inspectors of Election. Each Inspector of Election before entering the discharge of his duties shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality. The Inspectors of Election will (i) ascertain the number of shares of Common Stock outstanding as of the record date, (ii) determine the number of shares of Common Stock present or represented by proxy at the Annual Meeting and the validity of the proxies and ballots, (iii) count all votes and ballots, and (iv) certify the determination of the number of shares of Common Stock present in person or represented by proxy at the Annual Meeting and the count of all votes and ballots.

    The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Under
Section 216 of the DGCL, any stockholder who abstains from voting on any particular matter described herein will be counted for purposes of determining a quorum. For purposes of voting on the matters described herein, the affirmative vote of (i) a plurality of the shares of Common Stock present or represented at the Annual Meeting is required to elect management's nominees as directors, and
(ii) a majority of the shares of Common Stock present or represented at the Annual Meeting is required to ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1996. Abstentions are considered as shares present and entitled to vote and therefore have no legal effect with respect to the election of directors and the same legal effect as a vote against other matters presented at the Annual Meeting. Any shares as to which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.

    No compensation will be paid by the Company to any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for out-of-pocket and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, solicitation of proxies may, in certain instances, be made personally or by telephone by directors, officers and a few regular employees of the Company. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock with respect to the persons who, to the knowledge of the management of the Company, own beneficially more than five percent of the Common Stock as of May 3, 1996. Beneficial ownership has been determined for purposes of the following table in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                                           NUMBER OF      PERCENTAGE OF
   NAME AND ADDRESS                                        SHARES(1)    OUTSTANDING SHARES
- --------------------------------------------------------   ---------    ------------------

Irwin Selinger(2).......................................     952,545            6.7%
c/o Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, New York 11788

Steinberg Asset Management Company, L.P.(3).............   1,188,515            8.4%
12 East 49th Street
New York, New York 10017

- ------------

(1) All shares are beneficially owned and the sole voting and investment power is held by the person or entities named, except as otherwise specified herein.

(2) The amount set forth above includes 103,839 shares currently issuable upon the exercise of stock options issued pursuant to the Company's Incentive Program, and 5,500 shares owned by Mr. Selinger's wife as to which shares Mr. Selinger disclaims any beneficial interest.

(3) According to information contained in a joint Schedule 13G filing dated as of February 5, 1996, with the SEC pursuant to Section 13(d) of the Exchange Act, Steinberg Asset Management Company, Inc. ("Steinberg Management"), a registered investment advisor and the general partner of Steinberg Asset Management Company, L.P. ("Steinberg L.P."), beneficially owns 152,000 shares; Steinberg L.P. beneficially owns 900,715; Michael A. Steinberg & Company, Inc. ("MAS Company") beneficially owns 30,800 shares; and Michael
    A. Steinberg beneficially owns 105,000 shares. According to such filing, Michael A. Steinberg may be deemed to have beneficial ownership of the shares beneficially owned by Steinberg Management, Steinberg L.P., and MAS Company. The shares reported as beneficially owned by Michael A. Steinberg include shares held by Mr. Steinberg's wife and children, as well as securities held in trust for Mr. Steinberg's children of which Mr. Steinberg is trustee. Steinberg Management, as the general partner of Steinberg L.P., may be deemed to have beneficial ownership of the shares beneficially owned by Steinberg L.P.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock with respect to the Company's directors, the Company's "named executive officers" (the "Named Executive Officers") within the meaning of Item 402(a)(3) of Regulation S-K, and by all of the Company's directors and executive officers as a group, as reported to the Company as of May 3, 1996. Beneficial ownership has been determined for purposes of the following table in accordance with Rule 13d-3 of the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.


                                                           NUMBER OF      PERCENTAGE OF
   NAME AND ADDRESS                                        SHARES(1)    OUTSTANDING SHARES
- --------------------------------------------------------   ---------    ------------------

DIRECTORS:

Irwin Selinger(2).......................................     952,545             6.7%
c/o Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, New York 11788

Robert Spiegel(3).......................................     342,098             2.4%
c/o Hoenig Group, Inc.
4 International Drive
Ryebrook, New York 10573

Louis A. Lubrano(4).....................................      51,200         *
c/o Stires & Company, Inc.
432 Park Avenue South
New York, New York 10016

Marcel Newfield(5)......................................      56,749         *
c/o Hub Truck Rental Corp.
94 Gazza Blvd.
Farmingdale, New York 11735

Dr. Harold Lazarus(6)...................................      10,194         *
c/o Hofstra University
Management Department
Weller Hall 228
Hempstead, New York 11550-1090

Andrew A. Giordano(7)...................................      13,500         *
c/o The Giordano Group, Limited
1811 South 24th Street
Arlington, Virginia 22202-1534

Donald Press(8).........................................      18,733         *
c/o Donald Press, P.C.
39 Broadway
New York, New York 10006

David P. Delaney, Jr....................................       4,000         *
c/o Lancer Financial Group, Inc.
370 West Park Avenue
Long Beach, New York 11561

Steven D. Levkoff.......................................       1,000         *
c/o Standard Folding Cartons, Inc.
85th & 24th Avenue
Jackson Heights, New York 11370


- ------------


* Less than 1%

                                                           NUMBER OF      PERCENTAGE OF
   NAME AND ADDRESS                                        SHARES(1)    OUTSTANDING SHARES
- --------------------------------------------------------   ---------    ------------------

NAMED EXECUTIVE OFFICERS:

Irwin Selinger(2).......................................     952,545             6.7%
c/o Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, New York 11788

Gary M. Jacobs(9).......................................      61,000         *
c/o Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, New York 11788

Richard S. Kolodny(10)..................................      51,500         *
c/o Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, New York 11788

All directors and executive officers as a group (14 per-
sons)(11)...............................................   1,667,688           11.48%


- ------------

 * Less than 1%

 (1) All shares are beneficially owned and the sole voting power and investment power is held by the persons named, except as otherwise specified herein.

 (2) The amount set forth above includes 103,839 shares currently issuable upon the exercise of stock options issued pursuant to the Company's Incentive Program, and includes 5,500 shares owned by Mr. Selinger's wife as to which shares Mr. Selinger disclaims any beneficial interest.


 (3) The amount set forth above includes 10,000 shares owned by the Robert & Gail Spiegel Foundation, 5,000 shares owned by the Ike Spiegel Trust, and 45,000 shares owned by the Richard J. Spiegel Trust (1987). The amount set forth above also includes 115,000 shares owned by Mr. Spiegel's wife and 33,950 shares currently issuable upon the exercise of directors' stock options issued pursuant to the Company's Incentive Program.


 (4) The amount set forth above includes 200 shares owned by the Virginia Lubrano Trust, and 50,000 shares currently issuable upon the exercise of directors' stock options issued pursuant to the Company's Incentive Program.

 (5) The amount set forth above includes 30,000 shares currently issuable upon the exercise of directors' stock options issued pursuant to the Company's Incentive Program.

 (6) The amount set forth above includes 10,000 shares currently issuable upon the exercise of directors' stock options issued pursuant to the Company's Incentive Program.

 (7) The amount set forth above includes 10,000 shares currently issuable upon the exercise of directors' stock options issued pursuant to the Company's Incentive Program.


 (8) The amount set forth above includes 3,000 shares owned by Donald Press P.C., Profit Sharing Plan, 1,000 shares owned by Donald Press, P.C. Employees Pension Plan and 3,333 shares underlying directors' stock options which are exercisable within 60 days of May 3, 1996.


 (9) The amount set forth above includes 45,000 shares currently issuable upon the exercise of stock options issued pursuant to the Company's Incentive Program, and 10,000 shares underlying stock options which are exercisable within 60 days of May 3, 1996.

(10) The amount set forth above includes 35,000 shares currently issuable upon the exercise of stock options issued pursuant to the Company's Incentive Program, and 10,000 shares underlying stock options which are exercisable within 60 days of May 3, 1996.

(11) The amount set forth above includes 380,522 shares currently issuable upon the exercise of stock options issued pursuant to the Company's Incentive Program, and 40,833 shares underlying stock options which are exercisable within 60 days of May 3, 1996.

       SECTION 16(A) REPORTING UNDER THE SECURITIES EXCHANGE ACT OF 1934


    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the exchange on which the Common Stock is listed for trading. Officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish the Company with copies of all Section 16(a) reports filed.


    Based solely on the Company's review of copies of the Section 16(a) reports filed for the year ended December 31, 1995, and written representations from certain reporting persons that no Forms 5 were required for such persons for the year ended December 31, 1995, the Company believes that all reporting requirements applicable to its officers, directors, and more than ten percent stockholders were complied with for the year ended December 31, 1995, except Mr. Selinger inadvertently failed to file a Form 5 on a timely basis to reflect 5,500 shares owned by his wife prior to their marriage as to which shares Mr. Selinger disclaims any beneficial interest.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, three Class III directors are to be elected for three-year terms expiring in 1999. Unless authority to do so is withheld, the Board of Directors intends to vote the enclosed proxy at the Annual Meeting for the election of the nominees named below. If any nominee for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by either of the persons named in the enclosed proxy in respect of the election of such other person as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee to become unavailable for election.

    Set forth in the following table is certain information with respect to each nominee nominated to serve as a Class III director whose term will expire in 1999. Each nominee was previously elected by the stockholders of the Company, except with respect to Steven D. Levkoff, who was elected by the Board of Directors on October 26, 1995 to fill a vacancy on the Board.

                                    NOMINEES

CLASS III: TERM EXPIRING IN 1996

   NAME                                AGE          POSITION WITH COMPANY           DIRECTOR SINCE
- ------------------------------------   ---   ------------------------------------   --------------
Louis A. Lubrano....................   62    Director and Member of the Audit            1984
                                               Committee
Dr. Harold Lazarus..................   69    Director and Member of the                  1994
                                               Compensation and Nominating
                                               Committees
Steven D. Levkoff...................   48    Director                                    1995

                         DIRECTORS CONTINUING IN OFFICE

    The following directors are continuing in office for the respective periods indicated and until their successors are elected and qualified.

CLASS I: TERM EXPIRING IN 1997

   NAME                                AGE          POSITION WITH COMPANY           DIRECTOR SINCE
- ------------------------------------   ---   ------------------------------------   --------------
Irwin Selinger......................   55    Chairman of the Board and Chief             1981
                                               Executive Officer; Member of the
                                               Executive Committee
Robert Spiegel......................   59    Director and Member of the Audit and        1987
                                               Nominating Committees
David P. Delaney, Jr. ..............   43    Director and Member of the                  1995
                                               Nominating Committee

CLASS II: TERM EXPIRING IN 1998


    NAME                               AGE          POSITION WITH COMPANY           DIRECTOR SINCE
- ------------------------------------   ---   ------------------------------------   --------------
Marcel Newfield.....................   57    Director and Member of the Executive        1991
                                               and Audit Committees
Andrew A. Giordano..................   63    Director and Member of the Executive        1994
                                               and Compensation Committees
Donald Press........................   62    Director and Member of the                  1995
                                               Compensation Committee


- ------------

    Mr. Lubrano has been a managing director of Stires & Company, Inc., an investment banking firm, since March 1, 1991. From March 1990 to February 1991, Mr. Lubrano was a director of the Nasdaq Forum. Prior thereto, he was a managing director of Home Group Capital Markets, Inc., an investment banking firm. From April 1986 to March 1989, he was President of Gabelli & Company, Inc., an investment banking firm. He is also a director of Andersen Group, Inc., a diversified manufacturing company.

    Dr. Lazarus was the Dean of the School of Business at Hofstra University for seven years, and is now its Mel Weitz Distinguished Professor of Business. Currently, Dr. Lazarus serves on the Boards of Directors of Stage II Apparel Corporation and Facelifters Home Systems, Incorporated. He served as president of the North American Management Council, the Eastern Academy of Management, the Middle Atlantic Association of Colleges of Business Administration, and on the Boards of Directors of Ideal Toy Corporation, Superior Surgical Manufacturing Company, the Academy of Management, and the World Management Council.

    Mr. Levkoff has been the Chief Executive Officer and President of Standard Folding Cartons, Inc., a manufacturer of paperboard packaging for the private label, over-the-counter and food industries, since 1982. Mr. Levkoff is also a member of the National Industry Association and the Paperboard Packaging Council.

    Mr. Selinger, a founder of the Company, has been the Chairman of the Board and Chief Executive Officer of the Company since April 1981. Mr. Selinger was a founder and the Chief Executive Officer of Surgicot, Inc., a manufacturer of sterilization indicators, and its predecessor from 1968 to April 1980. In 1979, Surgicot, Inc. was acquired by E.R. Squibb & Sons, Inc., a subsidiary of Squibb Corporation. From April 1980 to June 1984, Mr. Selinger was a consultant to E.R. Squibb & Sons, Inc.

    Mr. Spiegel was the Chairman of the Board, President, and Chief Executive Officer of RJR Drug Distributors from 1984 to 1995. RJR Drug Distributors is a franchisee of Drug Emporium, Inc., a deep discount merchandiser. Mr. Spiegel serves as a director of Drug Emporium, Inc., Kash N' Karry, a regional grocery chain located in Tampa, Florida and the Hoenig Group, Inc., an institutional stock brokerage firm.


    Mr. Delaney has been the President and Chief Executive Officer of Lancer Financial Group and its principal operating subsidiary, Lancer Insurance Company, since 1985. Mr. Delaney founded the Lancer Financial Group, which currently provides insurance coverage and specialized services to the United States passenger transportation industry. In addition, Mr. Delaney has served as the Chairman of the Long Island Chapter of the Young President's Organization, and serves as the Chairperson of the Community Campaign at Mercy Medical Center and is a member of the Advisory Board of the Alliance of American Insurers.

    Mr. Newfield was a founder, principal stockholder, director and chief financial officer of the Company from 1981 to 1983. From 1983 through 1987, Mr. Newfield was principally engaged as a private investor. Since 1987, Mr. Newfield has been the Chairman of the Board of Hub Truck Rental Corp.


    Mr. Giordano has been a principal of The Giordano Group, Limited, a diversified consulting firm, since its founding in February 1993. From May 1987 to February 1993, Mr. Giordano was Executive Vice President of Lamonts Apparel, Inc. Mr. Giordano also currently serves as a director of Cherry & Webb Inc., a ladies specialty apparel company, Joseph A. Bank Clothiers, Inc., a manufacturer and retailer of men's clothing, Nomos Corporation, a conformal radiation therapy provider, and Model Imperial Fragrances, Inc., a wholesaler of fragrances. In 1984, Mr. Giordano retired from his position as CEO, Naval Supply Systems Command with the rank of Rear Admiral.


    Mr. Press is an attorney and has been a principal of Donald Press, P.C., a law firm located in New York, New York, since 1979. Mr. Press has served as an Executive Vice President of Broadway Management Co., Inc., an owner and manager of commercial office buildings since 1981 and serves as a director of The Cooper Companies, Inc. and Component Specialties, Inc.

    Each of the persons listed is now serving as a director, and was previously elected as a director by the stockholders except for Donald Press, David P. Delaney, Jr. and Steven D. Levkoff who were elected at meetings of the Board of Directors held on May 17, 1995, August 9, 1995 and October 26, 1995, respectively, to fill vacancies on the Board of Directors. No director is related to any other director or executive officer.

MEETINGS OF THE BOARD; COMMITTEES

    The Board of Directors had 12 meetings during 1995. No director attended fewer than 75% of the meetings held in 1995 during the period in which he served.

    The Board has an Executive Committee, currently consisting of Irwin Selinger, Andrew A. Giordano, and Marcel Newfield. The Executive Committee has all the authority which, under the DGCL, may be delegated to such Committee. The Executive Committee had two meetings during 1995. The Compensation Committee currently consists of Dr. Harold Lazarus, Andrew A. Giordano and Donald Press. The Compensation Committee reviews and approves the salary and bonus levels for the Company's executive officers, and awards stock options under the Company's Incentive Program. The Compensation Committee had nine meetings during 1995. The Audit Committee currently consists of Louis A. Lubrano, Robert Spiegel and Marcel Newfield. The Audit Committee serves as a focal point for communications with respect to financial accounting, reporting and controls, and recommends the appointment of independent auditors and reviews the audit fees. The Audit Committee met two times during 1995.

    Effective as of March 8, 1996, the Board formed a Nominating Committee. The Nominating Committee currently consists of Dr. Harold Lazarus, Robert Spiegel and David P. Delaney, Jr. The Nominating Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of Dr.Harold Lazarus, Andrew
A. Giordano and Donald Press. No member of the Company's Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, there are no other compensation committee interlocks between the Company and other entities involving any of the executive officers of the Company who serve as executive officers of such other entities.

COMPENSATION OF DIRECTORS

    Other than the stock options described below, the directors' cash compensation program adopted on June 20, 1995, and certain payments made to The Giordano Group, Limited (the "Giordano Group"), directors were not paid any fees or remuneration for services rendered in 1995 as members of the Board of Directors or for attendance at meetings of the Board or any Board Committee, whether or not they were employees of the Company.

    On June 20, 1995, the Company adopted a directors' cash compensation program, which provides for the payment of directors' fees to outside directors of $1,000 for the attendance at each Board meeting and $500 for each Committee meeting, provided each Committee meeting is held on a date other than a Board meeting. Under the terms of the directors' cash compensation program, no directors' fees are paid to any outside director who has received or will receive in excess of $75,000 during any calendar year. In addition, no directors' fees are provided for telephonic Board or Committee meetings which are less than two (2) hours in duration.

    Under the Company's Incentive Program, Directors' Options are granted automatically as of January 2nd each year that the Program is in effect to each director who is neither an employee nor officer of the Company or any of its subsidiaries. Each Director's Option entitles the qualifying director to whom it is granted to purchase 10,000 shares of the Common Stock at an option price equal to the fair market value of the Common Stock on the date of grant. Directors' Options vest and are exercisable at the rate of one-third (1/3) of each grant annually. Directors' Options are exercisable in full for a period of ninety days following (i) the death or permanent disability of a director or
(ii) a change in control of the Company. Directors' Options terminate ten years from the date of grant or two years after a director's termination, if other than for cause. If a director is terminated for cause, the Directors' Options terminate immediately.

    From May 1995 to June 1995, The Giordano Group, a diversified consulting firm, provided a variety of services to the Company including operational and distribution support and logistical services. In addition, The Giordano Group assisted in the selection process of certain senior management personnel. For such services, the Company paid approximately $47,200 to The Giordano Group. Andrew A. Giordano, a director and Compensation and Executive Committee member of the Company, is a principal of The Giordano Group.

                             EXECUTIVE COMPENSATION

    The following summary compensation table sets forth certain information concerning the compensation of the Company's Named Executive Officers for each of the three years during the period ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                                    AWARDS
                                                                            -----------------------
                                                     ANNUAL                              SECURITIES
                                                  COMPENSATION                           UNDERLYING
                                       ----------------------------------   RESTRICTED   OPTIONS TO
                                                           OTHER ANNUAL       STOCK       PURCHASE     ALL OTHER
                                       SALARY    BONUS    COMPENSATION(1)     AWARDS     SHARES(2)    COMPENSATION
   NAME AND PRINCIPAL POSITION  YEAR     ($)      ($)           ($)            ($)          (#)           ($)
- ------------------------------  ----   -------   ------   ---------------   ----------   ----------   ------------
Irwin Selinger(3).............  1995   200,000   50,000      --               --            --           30,740
  Chairman of the Board and     1994   200,000     --        --               --           50,143        32,117
  Chief Executive Officer       1993   150,000     --        --               --           25,000        20,255
Gary M. Jacobs................  1995   120,000   25,000      --               --           20,000        --
  Vice President, Finance and   1994   120,000     --        --               --           15,000        --
  Chief Financial Officer       1993    95,000     --        --               --           10,000        --
Richard S. Kolodny(4).........  1995   120,000   25,000      --               --           20,000        --
  Vice President, General       1994   120,000     --        --               --           15,000        --
  Counsel and Secretary         1993    43,356     --        --               --           20,000        --

- ------------

(1) The aggregate amount of Other Annual Compensation for each of the Named Executive Officers did not equal or exceed the lesser of either $50,000 or 10% of the total of such individual's base salary and bonus, as reported herein for the last fiscal year, and is not reflected in the table.

(2) Stock options are granted under the terms and provisions of the Company's Incentive Program. For a description of the stock options, see "Executive Compensation--Option Grants in Last Fiscal Year."

(3) In June 1992, the Company entered into a split-dollar life insurance arrangement for the benefit of Irwin Selinger. During the fiscal years ended December 31, 1995, 1994 and 1993, the Company paid the premiums on the life insurance policy owned by a trust for the benefit of Irwin Selinger's children on a split-dollar basis. With respect to the payment of such premiums by the Company, the benefit to Mr. Selinger for the years ended December 31, 1995, 1994 and 1993, projected on an actuarial basis was $30,740, $32,117 and $20,255, respectively, which is included in the table above.

(4) On August 16, 1993, Mr. Kolodny joined the Company as Vice President, General Counsel.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain summary information concerning the number of stock options granted and the potential realizable value of the stock options granted to the Company's Named Executive Officers during the fiscal year ended December 31, 1995:

                                                                                                  POTENTIAL
                                                                                                 REALIZABLE
                                                                                              VALUE AT ASSUMED
                                        NUMBER OF                                              ANNUAL RATES OF
                                        SECURITIES                                               STOCK PRICE
                                        UNDERLYING   % OF TOTAL                                 APPRECIATION
                                         OPTIONS      OPTIONS                                    FOR OPTION
                                         GRANTED     GRANTED TO    EXERCISE OR                     TERM(2)
                                           IN       EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------
    NAME                                1995 (1)    FISCAL YEAR      ($/SH)         DATE        5%        10%
- --------------------------------------  ---------   ------------   -----------   ----------   -------   -------
Irwin Selinger........................     --          --             --            --          --        --
  Chairman of the Board and Chief
  Executive Officer
Gary M. Jacobs........................    20,000         6.0           3.25        6/20/00    $17,960   $39,680
  Vice President, Finance and Chief
  Financial Officer
Richard S. Kolodny....................    20,000         6.0           3.25        6/20/00    $17,960   $39,680
  Vice President, General Counsel and
  Secretary

- ------------

(1) During the fiscal year ended December 31, 1995, stock options were granted under the Company's Incentive Program at an exercise price equal to the fair market value of the Common Stock on the date of grant. The stock options have a term of five years, subject to earlier termination in the event of termination for cause. The stock options are non-transferable, other than by will or the laws of descent and distribution, and vest and are exercisable at the rate of 50% per year, subject to certain exceptions including a change of control of the Company and the death of an optionee. The stock options may be exercised by payment of cash, shares of Common Stock or other consideration. The Company's Incentive Program is administered by the Compensation Committee of the Board of Directors, which is granted the authority to amend and modify the terms and provisions of stock options granted under the Company's Incentive Program.

(2) Represents gain that would be realized assuming the stock options were held for the entire five-year period and the stock price increased at compounded rates of 5% and 10%, respectively, from the exercise prices set forth in the table. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises will be dependent on overall market conditions and on the future performance of the Company. There can be no assurance that the amounts reflected in the table will be achieved.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table provides certain summary information concerning stock option exercises during the fiscal year ended December 31, 1995 by the Company's Named Executive Officers and the value of unexercised stock options held by the Company's Named Executive Officers as of December 31, 1995.


                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                     UNDERLYING                  "IN THE MONEY"
                                   NUMBER OF                      OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                SHARES ACQUIRED    VALUE             YEAR END(2)                   YEAR END(3)
                                     UPON         REALIZED   ---------------------------   ---------------------------
    NAME                           EXERCISE        ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Irwin Selinger................     --              --           91,339         25,072        $ 3,750              0
  Chairman of the Board and
  Chief Executive Officer
Gary M. Jacobs................     --              --           37,500         27,500              0        $ 2,500
  Vice President, Finance and
  Chief Financial Officer
Richard S. Kolodny............     --              --           27,500         27,500              0        $ 2,500
  Vice President, General
  Counsel and Secretary


- ------------

(1) Values were calculated by multiplying the closing market price of the Common Stock as reported on the New York Stock Exchange, Inc. on the date of exercise, by the respective number of shares and subtracting the exercise price per share.

(2) Represents the aggregate number of stock options held as of December 31, 1995.

(3) Values were calculated by multiplying the closing market price of the Common Stock as reported on the New York Stock Exchange, Inc. on December 31, 1995, by the respective number of shares and subtracting the exercise price per share, without any adjustment for any termination or vesting contingencies.

EMPLOYMENT, TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS AND OTHER
ARRANGEMENTS


    In July 1981, Mr. Selinger entered into a ten-year employment agreement with the Company, which, in June 1991, was amended and extended for an additional five-year period ending July 8, 1996. As of May 3, 1996, Mr. Selinger's employment agreement was extended for an additional five-year period ending July 8, 2001. As amended, Mr. Selinger's employment agreement provides that Mr. Selinger will receive a base salary of $300,000 effective as of January 1, 1997 (or such larger amount as the Board of Directors may authorize) subject to annual cost of living adjustments. For 1995 and 1996, Mr. Selinger was granted a base salary of $200,000 and $250,000, respectively. During the term of the employment agreement between Mr. Selinger and the Company, and for a period of one year following termination of the employment agreement, if termination occurs as a result of a breach of the employment agreement by Mr. Selinger, Mr. Selinger has agreed that he will not directly or indirectly engage in any business or invest in any privately held company or own more than one percent of the outstanding securities of any publicly owned corporation which competes with any business of the Company.



    Each of the Company's Named Executive Officers has entered into an agreement with the Company providing for the payment of certain benefits if within two years following the occurrence of a "change in control" (as defined in each such agreement), a Named Executive Officer of the Company is terminated other than by reason of death, disability, retirement, or for cause, or if such Named Executive Officer terminates his or her employment for good reason (each, a "Triggering Event"). Under the terms of each agreement, each of the Named Executive Officers of the Company is entitled upon the occurrence of a Triggering Event to receive his or her base salary and incentive compensation, if any, through the date of termination, plus a lump sum severance payment equal to one times the Named Executive Officer's base salary (as defined in each such agreement), provided that in no event shall the total payments exceed 2.99 times the Named Executive Officer's "base amount" as such term is defined in Section 280G of the Code. In addition, the terms of each agreement provide that in the event a Named Executive Officer's employment is terminated within two (2) years following the occurrence of a change of control by reason of death or disability, the Named Executive Officer shall be entitled to death or long-term disability benefits, as the case may be, on terms no less favorable than the most favorable benefits to which he would have been entitled had the death or termination for disability occurred at any time during the period commencing one year prior to the initiation of actions resulting in a change of control of the Company.

    On February 26, 1996, the Company loaned $23,614 to each of Gary M. Jacobs, Vice President, Finance, Richard S. Kolodny, Vice President, General Counsel, Ralph Liguori, Executive Vice President of Operations, and Peter Winocur, Executive Vice President of Sales and Marketing, for the purpose of purchasing 6,000 shares of the Common Stock on the open market. Each loan bears interest at the prime rate, as adjusted from time to time, with interest and principal payable two (2) years from the date of the loan. The loans are secured by the shares of the Common Stock purchased by each executive officer. On April 1, 1996, the Company loaned $180,000 to Irwin Selinger, the Chairman of the Board and Chief Executive Officer, to enable Mr. Selinger to purchase 50,000 shares of the Common Stock on the open market. The loan bears interest at the prime rate, as adjusted from time to time, with interest and principal payable two (2) years from the date of the loan. The loan is secured by the shares of the Common Stock purchased by Mr. Selinger.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In the ordinary course of business, the Company from time to time engages in transactions on an arms' length basis with other corporations or entities whose officers or directors are also officers or directors of the Company.

    Effective as of July 1, 1995, the Company acquired substantially all of the assets and liabilities of National Medical Excess Corp. ("NME"). In connection with the acquisition of NME, the Company assumed the obligations of NME under a certain month-to-month sublease arrangement with respect to a portion of a facility located in Mount Vernon, New York. On March 1, 1996, the month-to-month sublease arrangement was converted into a three (3) year lease with HIP Realty, Inc. ("HIP") for the entire Mount Vernon, New York facility. Under the terms of the lease, the Company has an option to renew the lease for an additional three
(3) year period at a fixed annual rent of $180,000. The principal stockholders of HIP are Harvey P. Diamond, a former director and former President of the Company, and Peter Winocur, the Company's Executive Vice President of Sales and Marketing. The lease with HIP Realty provides for the payment by the Company of fixed annual rents of $162,000 for the first year escalating to $180,000 for years two and three, and the payment of incremental real estate taxes over a base year.

    From May 1995 to June 1995, The Giordano Group provided a variety of services to the Company, including operational and distribution support, and logistical services. In addition, The Giordano Group assisted in the selection process of certain senior management personnel. For such services, the Company paid approximately $47,200 to The Giordano Group. Andrew A. Giordano, a director and Compensation and Executive Committee member of the Company, is a principal of The Giordano Group.

    During 1995, the Company purchased folding boxes for its products in the amount of approximately $71,000 from Standard Folding Cartons, Inc., a manufacturer of paperboard packaging for the private label, over-the-counter and food industries. Steven D. Levkoff, a director of the Company, is the President and Chief Executive Officer of Standard Folding Cartons, Inc.

                            STOCK PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total stockholder return of the Common Stock of the Company for the last five years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Medical Products and Supplies Index over the same period assuming the investment of $100 in the Common Stock of the Company, the Standard & Poor's 500 Stock Index and the Standard & Poor's Medical Products and Supplies Index on December 31, 1990 (assuming the reinvestment of all dividends).

      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG GRAHAM-FIELD HEALTH PRODUCTS, INC., THE STANDARD & POOR'S 500 STOCK INDEX AND THE
             STANDARD & POOR'S MEDICAL PRODUCTS AND SUPPLIES INDEX


500

400
                              [GRAPH]
300

200

100

  0

  12/90      12/91      12/92      12/93      12/94      12/95




* Assumes $100 invested on December 31, 1990 in Stock or Index, including Reinvestment of Dividends.

                        REPORT OF COMPENSATION COMMITTEE

OVERALL POLICY

    The Company's executive compensation program is administered to be closely linked to corporate performance and the total return to stockholders over the long-term. The overall objectives of the executive compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through participation in the Company's Incentive Program and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

    The key elements of the Company's executive compensation consist of base salary, an annual bonus pursuant to the Company's Bonus Plan, and the grant of stock options under the Company's Incentive Program. The Compensation Committee reviews and approves the compensation package for the executive officers of the Company. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual.

BASE SALARIES

    Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, and also take into account new responsibilities. The Chairman of the Board makes salary recommendations, which are based upon the subjective assessment of the nature of the position, contribution, experience and tenure of the executive officer. The recommendations are reviewed by the Compensation Committee which is responsible for approving or disapproving those recommendations.

    With respect to the base salary granted to Mr.Selinger in 1995, Mr. Selinger was granted a base salary of $200,000, representing the same base salary received in 1994.

ANNUAL BONUS

    Cash bonuses are granted on a discretionary basis primarily to reward individual contribution, and thus, are not necessarily tied to any particular measure or level of corporate performance. Such bonuses are generally awarded following years in which the Company achieved projected earnings and revenue growth. The Chairman of the Board makes bonus recommendations, which are based upon the subjective evaluation of each executive officer's direct contribution to Company performance. The recommendations are reviewed by the Compensation Committee which is responsible for approving or disapproving those recommendations. Based on the Company's improved performance in 1995, Mr. Selinger was granted a bonus of $50,000.

STOCK OPTIONS

    Under the Company's Incentive Program, which was approved by the Company's stockholders, stock options are granted to the Company's employees, including executive officers. The Compensation Committee approves the grant of stock options awards. In the event of poor corporate performance, the Compensation Committee can elect not to approve the grant of stock options.

    Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and generally vest and are exercisable at the rate of 50 percent per year. This approach is designed to incentivize the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

    In 1995, Mr. Selinger was not awarded any stock options.

DEDUCTIBILITY OF COMPENSATION OVER $1 MILLION

    The Company has not awarded any compensation that is non-deductible under
Section 162(m) of the Code and does not anticipate doing so in the foreseeable future. In the event that the Company determines to award compensation in any amount in excess of the amount which may be deducted under Section 162(m) of the Code, the Company will determine whether it will conform its compensation to comply with such provision.

                                          1995 Compensation Committee

                                             Dr. Harold Lazarus
                                             Andrew A. Giordano
                                             Donald Press

                          RATIFICATION OF APPOINTMENT
                                       OF
                       THE COMPANY'S INDEPENDENT AUDITORS

    Upon the recommendation of the Audit Committee of the Board of Directors, the firm of Ernst & Young LLP has been appointed independent auditors for 1996, subject to ratification of such appointment by the stockholders. Ernst & Young LLP has acted as the Company's independent auditors since 1986. If the stockholders do not ratify such appointment, the Audit Committee will recommend another accounting firm for selection by the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and will be available to answer proper questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                 PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 1997 Annual Meeting, stockholder proposals must be received by the Company no later than January 14, 1997, and must otherwise comply with the requirements of Rule 14a-8.

    Pursuant to the Company's By-Laws, as amended, any stockholder entitled to vote for the election of directors may nominate persons for election as directors only if written notice of such stockholder's intent to make such nomination is given either by personal delivery or by the United States mail, postage prepaid, to the Secretary of the Company not later than one hundred twenty (120) days in advance of the Company's annual meeting of stockholders.

    All notices of proposals by stockholders, whether or not to be included in the Company's proxy materials, should be sent to the attention of the Secretary of the Company at 400 Rabro Drive East, Hauppauge, New York 11788.

                                 OTHER BUSINESS

    The Board of Directors does not intend to present to the meeting any business other than the matters stated in the Notice of the Annual Meeting of Stockholders and, at the time the proxy statement was printed, was not aware of any other business that properly might be presented. If any other business not described herein should properly come before the meeting for action by the stockholders, or if any procedural matters requiring a vote of stockholders should arise at the meeting, the persons named as proxies on the enclosed card or their substitutes will vote the shares represented by them in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          RICHARD S. KOLODNY
                                          Vice President, General
                                          Counsel and Secretary

Dated: May 13, 1996

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                400 RABRO DRIVE EAST, HAUPPAUGE, NEW YORK 11788
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints IRWIN SELINGER and DR. HAROLD LAZARUS as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Graham-Field Health Products, Inc., held of record by the undersigned on May 3, 1996, at the Annual Meeting of Stockholders to be held on June 18, 1996, or any adjournment thereof.

1. Election of Directors.

    Class III Nominees:              Louis A. Lubrano
                                     Dr. Harold Lazarus
                                     Steven D. Levkoff

    FOR all nominees (except as marked                                     WITHHOLD AUTHORITY to vote
    to the contrary above) / /                                             for all nominees / /

    (INSTRUCTION: TO WITHHOLD VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN
    THE LIST PROVIDED ABOVE)

2. Ratification of appointment of Ernst & Young LLP as independent auditors.

   FOR / /                AGAINST / /                ABSTAIN / /

3. In their discretion upon any other matters which may properly come before such meeting.

                                                     (continued on reverse side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of management's nominees for directors, and FOR Proposal 1.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                                         Dated
                                         _____________________________________,
                                         1996
                                         _______________________________________

                                         (Signature)
                                         _______________________________________

                                         (Signature if held jointly)

                                         Please sign exactly as your name
                                         appears hereon. When shares are held by
                                         joint tenants, both should sign. When
                                         signing as attorney, as executor,
                                         administrator, trustee or guardian,
                                         please give full title as such. If a
                                         corporation, please sign in full
                                         corporate name by President or other
                                         authorized officer. If a partnership,
                                         please sign in partnership name by
                                         authorized person.